EXHIBIT 99.1

Pattern Erects First Wind Turbine at Its Chile Project and Reaches Mid-Point of Construction at Its Ontario Project

SAN FRANCISCO, Oct. 29, 2013 (GLOBE NEWSWIRE) -- Pattern Energy Group Inc. (Nasdaq:PEGI) (TSX:PEG) ("Pattern"), a premium independent power company that owns and operates a portfolio of wind power projects, today announced that it has erected the first wind turbine at its El Arrayan wind project, a 115 megawatt (MW) project located on the coast of Chile, near Ovalle. Pattern also announced it has passed the mid-point of overall construction at South Kent Wind, its 270 MW project in the municipality of Chatham-Kent in southern Ontario and has erected 50 turbines on the site.

"We're making excellent progress on our two projects in construction and are on track to complete them on time," said Mike Garland, CEO of Pattern. "These two premier wind projects, El Arrayan and South Kent, will be the largest wind power facilities in Chile and Ontario, respectively. Completing the construction of these two projects will be a significant milestone, providing Pattern with operating income from eight total wind projects and increasing the company's distributable cash flow."

Pattern has a portfolio of eight wind power projects with a total owned capacity of 1,041 MW, including the following facilities:

  Gulf Wind, 113 MW owned, Texas
  Hatchet Ridge, 101 MW owned, California
  Ocotillo Wind, 265 MW owned, California
  Santa Isabel, 101 MW owned, Puerto Rico
  Spring Valley, 152 MW owned, Nevada
  St. Joseph, 138 MW owned, Manitoba
  South Kent, 135 MW owned, Ontario
  El Arrayan, 36 MW owned, Chile

The South Kent project is expected to reach commercial operation in April of 2014. El Arrayan is expected to be operational in June of 2014.

About Pattern

Pattern Energy Group Inc. ("Pattern") is a premium independent power company listed on the NASDAQ ("PEGI") and Toronto Stock Exchange ("PEG"). Pattern owns and operates eight wind power projects in the United States, Canada and Chile that use proven, best-in-class technology. The wind projects have a total owned capacity of 1,041 MW and were developed by Pattern's parent company, Pattern Energy Group LP (Pattern Development), a leader in wind energy. Our wind projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of our business. For more information, visit us online at www.patternenergy.com.

CONTACT: Matt Dallas
         Media relations
         917-363-1333
         matt.dallas@patternenergy.com

         Investor Relations
         Ross Marshall
         T: (416) 815-0700 ext. 238
         E: rmarshall@tmxequicom.com